EXHIBIT 28

                  IN THE UNITED STATES DISTRICT COURT
                       NORTHERN DISTRICT OF OHIO
                           EASTERN DIVISION


GOTHAM PARTNERS, L.P.            )   CIVIL ACTION NO. 1:98CV 0272
                                 )
                  and            )   JUDGE NUGENT
                                 )
GOTHAM PARTNERS II, L.P.         )   COMPLAINT FOR
                                 )   INJUNCTIVE AND
                  Plaintiffs,    )   DECLARATORY RELIEF
                                 )
                  v.             )
                                 )
FIRST UNION REAL ESTATE EQUITY   )
  AND MORTGAGE INVESTMENTS       )
                                 )
                  Defendant.     )


            For their Complaint against First Union Real Estate Equity and Mortgage Investments ("First Union"), Plaintiffs Gotham Partners, L.P. ("Gotham I") and Gotham Partners II, L.P. ("Gotham II") (Gotham I and Gotham II, collectively the "Gotham Partnerships") allege upon knowledge as to themselves and their own acts, and upon information and belief as to all other matters as follows:

                          NATURE OF THE CASE
                          ------------------

            1. This complaint arises out of First Union's unlawful efforts to stave off a proxy contest between First Union management and the Gotham Partnerships, First Union's largest stockholders, owning 9% of the outstanding shares. On January 28, 1998, Gotham I filed its preliminary proxy statement with the Securities and Exchange Commission ("SEC"), which describes Gotham I's proposal and nominees. (A copy of the preliminary proxy statement is attached hereto as Exhibit A.) In a series of calculated moves to deny the Gotham Partnerships their right to wage a proxy contest, First Union has


            (a) violated the federal proxy rules and federal law by failing to make required filings with the SEC and by issuing false and misleading press releases and other public statements;


            (b) interpreted unfairly and unreasonably its Declaration of Trust and By-Laws to retaliate against the Gotham Partnerships and to penalize them for exercising their right to present proposals and nominations to First Union shareholders; and


            (c) sued the Gotham Partnerships to seek to apply First Union's By-Laws in a discriminatory manner that would operate as a forfeiture of the Gotham Partnerships' voting and stockholder rights and right to dividends.


            2. First Union's actions to squelch shareholder democracy are part of a larger pattern of management's entrenchment tactics and breaches of fiduciary duty. Consequently, the Gotham Partnerships seek injunctive and declaratory relief that would, among other things:


            (a) prohibit First Union from further solicitations unless and until it makes all necessary filings with the SEC as required under Section 14(a) of the Securities
                 Exchange Act of 1934;

            (b) prohibit First Union from making false and misleading statements in violation of the proxy rules (and require First Union to correct prior misleading statements);

            (c) enjoin First Union from continuing to interfere with the Gotham Partnerships' rights under federal law, the federal proxy rules, Ohio state law, and First Union's Declaration of Trust and By-Laws to vote, to nominate qualified nominees and to make proposals;

            (d) declare that the Gotham Partnerships are in compliance with federal law, SEC proxy rules, Ohio state law, and the terms of First Union's
                 Declaration of Trust and By-Laws;

            (e) declare that Gotham I is entitled to receive First Union's records of stockholders to enable it to solicit proxies with respect to its nominations and proposal; and

            (f) award the Gotham Partnerships damages for harm caused to them as a result of First Union's wrongdoing.


                                PARTIES
                                -------

            3. Gotham I and Gotham II are limited partnerships organized pursuant to New York law whose principal place of business is New York, New York.

            4. First Union purports to be an Ohio business trust with its principal place of business in Cleveland, Ohio. Shares of First Union are traded on the New York Stock Exchange.

            5. The Gotham Partnerships are First Union's largest shareholders, owning 9.0% of First Union's shares.

                        JURISDICTION AND VENUE
                        ----------------------

            6. This Court has jurisdiction over the subject matter of these claims pursuant to Section 27 of the Exchange Act, 15 U.S.C.
Section 78aa; 28 U.S.C Section 1331(a); 28 U.S.C. Section 1332(a), and this Court's supplemental jurisdiction, 28 U.S.C. Section 1367.

            7. Venue is properly laid in this District pursuant to
Section 27 of the Exchange Act, 15 U.S.C. Section 78aa and 28 U.S.C.
Section 1391(b).

                          FACTUAL BACKGROUND
                          ------------------

            8. First Union, a billion dollar enterprise, has done business as a real estate investment trust ("REIT") since its creation in 1961. REITs are byproducts of the Real Estate Investment Trust Act of 1960, which amended the Internal Revenue Code (the "IRC") to offer special tax treatment to such entities. In essence, a REIT is a trust in which investors pool capital for investment in real estate or in real estate mortgage loans.

            9. First Union is one of only a few REITs in the United States known to have what is called a "paired-share" structure. The purpose of the paired-share structure is to allow the shareholders to participate in the economic benefits from the ownership and the operations of certain real-estate-intensive operating businesses (such as hotels, gaming, golf, health care, etc.). Non-paired-share REITs are prohibited from investing in operating businesses, and, as a result, their shareholders do not enjoy the economic benefits of operating company ownership. In 1984, Congress added a provision to the IRC barring the further adoption by REITs of this valuable paired-share structure, but grandfathering those paired-share REITs already in existence.

            10. In light of its public filings and press releases, until very recently, it appears that First Union's management was not aware of its paired-share REIT status and the value of its structure.

            11. The Gotham Partnerships first purchased First Union stock on November 13, 1996.

THE GOTHAM PARTNERSHIPS' REPEATED ATTEMPTS TO INITIATE DIALOGUE WITH FIRST
--------------------------------------------------------------------------
                                UNION
                                -----

            12. On July 14, 1997, the Gotham Partnerships sent a letter to First Union's Trustees and the Directors of First Union Management, Inc., indicating concern with First Union's so-called strategic plan. In addition, the Gotham Partnerships questioned management's ability to implement a strategy that would maximize the value of First Union's paired-share structure, given management's limited experience acquiring, managing and operating businesses.

            13. The Gotham Partnerships' concerns arose primarily from
(1) First Union's equity offerings, which were ill-timed, poorly executed and dilutive; (2) the price paid by First Union for various acquisitions; and (3) the fact that First Union's chairman, president, and chief executive officer, James Mastandrea, had told the Gotham Partnerships that he was unwilling to enter into any transaction that would replace existing management with a new investor group and management team with the capital and experience to maximize the value of First Union's structure, regardless of the potential for such a transaction to create shareholder value.

            14. In the July 14 letter, the Gotham Partnerships requested a meeting with the Trustees and Directors to discuss their concerns and maximization of First Union's value.

            15. On July 23, 1997, the Gotham Partnerships sent another letter to First Union expressing their concerns with management and again requesting a meeting with First Union management.

            16. On August 20, 1997, Mr. Mastandrea sent David
Berkowitz, a principal in the Gotham Partnerships, a letter which made an unreasonable and discriminatory request for information from the Gotham Partnerships, because it was not related to any legitimate interest of the Trust.

            17. In his August 20 letter, Mr. Mastandrea failed to address the issues raised by the Gotham Partnerships' July 14 letter, nor did he respond to repeated invitations to meet with the Gotham Partnerships.

            18. In an effort to comply with First Union's request -- despite the unreasonableness of such request -- the Gotham Partnerships sent to First Union a letter on September 8, 1997, in which they provided further responsive information, including both information relating to their actual and constructive ownership of First Union shares and information stating that they were structured as limited partnerships.

            19. That letter also disclosed that neither Mr. Berkowitz nor William Ackman, the other principal of the Gotham Partnerships, "nor any entity under [their] control, actually, constructively . . . or beneficially own[ed] any other equity interests in First Union."

            20. Despite the Gotham Partnerships' compliance with First Union's informational requests, on October 7, 1997, Mr. Mastandrea sent Mr. Berkowitz yet another letter that included an unreasonable and discriminatory demand for information. Again, this letter failed to address the substance of the Gotham Partnerships' concerns.

            21. To date, First Union's Trustees have steadfastly refused to meet with representatives from the Gotham Partnerships. A meeting scheduled for December 29, 1997, between representatives of the Gotham Partnerships and First Union's management was canceled by First Union's management.

            22. The Gotham Partnerships are unaware of any other requests for information of a similar nature by First Union being made to other First Union stockholders.

FIRST UNION'S PRESS CAMPAIGN TO PREJUDICE SHAREHOLDERS AGAINST GOTHAM I
-----------------------------------------------------------------------

            23. For several reasons, including First Union's management's failure to maximize the value of the Company's unique tax structure, on January 8, 1998, Gotham I submitted a proposal to First Union involving, among other things, electing three Gotham I nominees in place of three incumbent trustees, expanding the Board of Trustees by adding six new positions, and electing Gotham I's nominees to the six new positions at First Union's 1998 annual shareholder meeting (the "Annual Meeting").

            24. In making its proposal and putting forth its nominees, Gotham I fully complied with the notice requirements contained in First Union's Declaration of Trust and By-Laws.

            25. First Union's Declaration of Trust and By-Laws permit First Union stockholders at an Annual Meeting to expand and to elect Trustees to fill the newly-created seats.

            26. In response to Gotham I's proposal and nominations, First Union launched a concerted campaign beginning on or before January 9, 1998, to solicit shareholders by issuing press releases and by making other statements to the press that attack the proposal and the nominees, and that defend management's entrenchment tactics.

            27. At the time of these press releases and statements to the press, First Union had not (and still has not) filed any proxy solicitation materials with the SEC.

            28. In a January 9, 1998 press release, Mr. Mastandrea is quoted as denouncing Gotham I's filings as "inaccurate, misleading and notably silent as to their intended use of [First Union's] unique tax structure," while at the same time praising management's performance and the experience of the management team.

            29. In the same press release, Mr. Mastandrea states that "Gotham has never met with First Union management," failing to disclose that Gotham I had repeatedly requested such a meeting and that First Union itself had canceled a meeting scheduled for December 29, 1997.

            30. Further, in an article, dated January 9, 1998, First Union accuses Gotham of "never express[ing] an interest in understanding the company's strategic plan" and of "operating under a different and undisclosed agenda."

            31. Through a press release issued January 16, 1998, the Gotham Partnerships learned that First Union that same day had commenced a lawsuit against them in state court (discussed below). The press release quotes Mr. Mastandrea as stating that First Union "filed this lawsuit to protect the integrity of [its] Declaration of Trust and [to] minimize any potential damage which may have been created."

            32. In yet another article dated January 17, 1998, which appeared in the Cleveland Plain Dealer, one of First Union's attorneys, Mary Ann Jorgenson of Squire, Sanders & Dempsey, stated that "[Gotham] had not given us ownership information that had been requested of them in the fall. So one of the questions is whether [Gotham was] a qualified owner eligible to make a proposal in the first place."

            33. On January 29, 1998, First Union issued a press release trumpeting its "experienced management team," "solid real estate portfolio," "full pipeline of acquisitions," and "strategic plan to maximize shareholder value."

FIRST UNION PREMATURELY FILED ITS STATE LAWSUIT ON JANUARY 16, 1998
-------------------------------------------------------------------

            34. The Gotham Partnerships have sought in good faith to create a dialogue with First Union's Board of Trustees and management about the future direction of the Company and the maximization of shareholder value. It was in this cooperative spirit that the Gotham Partnerships repeatedly requested to meet with First Union.

            35. On January 16, 1998, First Union filed suit against the Gotham Partnerships in the Court of Common Pleas, Cuyahoga County, Ohio, and, immediately thereafter, issued a press release announcing the lawsuit. In its state court complaint, First Union sought, among other things, to declare as Excess Securities under Article VI, Sections 6(b) and (c) of the By-Laws the Gotham Partnerships' shares in First Union, thereby attempting to impose a forfeiture of the Gotham Partnerships' entire investment valued at approximately $30 million, their stockholder and voting rights, their right to present proposals and nominations to the shareholders, and their right to dividends.

            36. Article VI, Section 6(c) of the By-Laws purports to require that "Ownership of securities is conditional upon the owner or prospective owner having provided to the Trust definitive written information respecting his ownership of Securities. Failure to provide such information, UPON REASONABLE REQUEST SHALL RESULT IN THE SECURITIES SO OWNED BEING TREATED AS EXCESS SECURITIES PURSUANT TO PARAGRAPH B) FOR SO LONG AS SUCH FAILURE CONTINUES."

            37. While First Union had made a general, overbroad request to the Gotham Partnerships for information regarding the ownership of their shares, First Union had not requested specific information that was required nor provided fair notice that it found the Gotham Partnerships to have failed to provide required information, and would therefore treat their shares as Excess Securities.

            38. Without making a reasonable request with an opportunity to respond, First Union filed its state court complaint seeking to confiscate the Gotham Partnerships' voting and stockholder rights and right to dividends.

            39. In addition, in its state court complaint, First Union sought to declare as void, under Article I, Section 7 of the By-Laws, Gotham I's proposal and nominations, thereby depriving Gotham I of its right to present proposals and nominations to the shareholders.

            40. Article I, Section 7 of the By-Laws provides, among other things, that a proposal or nomination must include certain information. The Gotham Partnerships provided all the required information.

            41. Moreover, although the By-Laws expressly provide that any deficiency may be cured within five days upon receipt of a deficiency notice, First Union initiated the state court action before the expiration of this cure period. In fact, First Union initiated the state court action on the very same day that it faxed to Gotham I a purported deficiency notice.

            42. First Union's alleged deficiency notice itself contained several material deficiencies, not the least of which was that the notice merely paraphrased the By-Laws without offering specific instances of noncompliance as required by the By-Laws.

            43. During the five-day cure period, Gotham I provided additional information concerning its proposal and nominees and requested that First Union notify Gotham I if First Union still contended that Gotham I's notice of proposal was somehow deficient.

            44. First Union has failed to respond to Gotham I's request and has not advised Gotham I either that there is any outstanding deficiency in the information Gotham I provided or that the Gotham Partnerships' shares are Excess Securities.

FIRST UNION'S PRIOR LITIGATION AND ENTRENCHMENT TACTICS
-------------------------------------------------------

            45. In 1995, First Union sued another large shareholder, Richard Osborne, out of fear that Osborne would seek to oust management.

            46. After wasting $1.6 million of First Union's money on needless litigation, First Union entered into a "settlement agreement," i.e., greenmail, whereby First Union sold to Osborne or an entity controlled by him two office buildings totaling 400,000 square feet and a 475-space parking garage for $8.8 million; provided seller financing for 80% of the purchase price at 8% interest per annum; and repurchased for over $7 million shares Osborne had accumulated in First Union. The sale of property to Osborne resulted in a loss of $5.6 million to First Union.

            47. Furthermore, in an attempt to dilute its stock, First Union has engaged in ill-conceived equity offerings and has repeatedly revised its By-Laws to make it increasingly difficult for shareholders to exercise their rights under the Declaration of Trust.

            48. For example, in or about March, 1997, First Union amended its By-Laws to hinder shareholders from making proposals and from calling special meetings.

            49. In order to protect First Union shareholders, the investing public, and the Gotham Partnerships, First Union must be enjoined preliminarily and permanently from continuing to interfere with Gotham I's right to submit their proposal to First Union shareholders for a vote and to proffer a slate of highly qualified nominees.

                                COUNT I
 (Violations of Section 14(a) of the '34 Act and the SEC Rules promulgated thereunder)

            50. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

            51. The SEC's rules regarding proxy solicitations (the "Proxy Rules"), including in particular SEC Rules 14a-3, 14a-6, 14a-11 and 14a-12, require First Union to file proxy solicitation materials in advance of any solicitation, to receive certain required SEC clearances with respect to such materials, and to make certain filings containing detailed disclosures about each participant in First Union's solicitation efforts.

            52. First Union and/or its agents' press releases and statements to the press, including the above-referenced press releases and statements to the press, constitute solicitations under Regulation 14A, 17 C.F.R. Sections 240.14a-1 et seq.

            53. First Union has not filed a proxy statement, received the required SEC clearances, or filed any solicitation materials in connection with the solicitation of proxies for First Union shares as required by Section 14(a) of the '34 Act and the Proxy Rules. First Union has solicited more than ten persons in the course of their solicitation of proxies.

            54. First Union has engaged in and is continuing to engage in the active solicitation of proxies for First Union shares in violation of Section 14(a) of the '34 Act and the Proxy Rules.

            55. First Union's public statements following Gotham I's notice of nominations and proposal were materially misleading and omissive in violation of Section 14(a) of the '34 Act and the Proxy Rules.

            56. First Union's unlawful solicitations have caused and will continue to cause immediate and irreparable harm to the Gotham Partnerships and First Union's shareholders, for which the Gotham
Partnerships have no adequate remedy at law.

                               COUNT II
     (Issuance of False and Misleading Statements in violation of
                         Section 14(a) of the
           '34 Act and the SEC Rules promulgated thereunder)

            57. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

            58. One of the objectives of the 1934 Act and the aim of Rule 14a-9, in particular, is to prevent management from using false and/or deceptive means to promote its corporate agenda.

            59. First Union has disseminated materially false and/or misleading information by its press releases dated January 9 and January 16 and its several incendiary comments to the press, including statements made by First Union's attorneys as recently as January 21, 1998.

            60. The press releases and statements to the press are false and misleading because, among other things:

            (a) Gotham I had complied fully with the By-Laws and, therefore, was a shareholder in good standing entitled to make nominations and proposals;

            (b)  at   the time of its first press release on January 9,
                 1998, First Union had not notified Gotham I of the alleged deficiency in Gotham I's notice nor given Gotham I time to cure any alleged deficiency, as required by the By-Laws;

            (c) First Union accused Gotham I of operating under an "undisclosed agenda," while, in fact, Gotham I had fully disclosed any plans it had for the Company;

            (d) First Union accused Gotham I of never meeting with First Union, while, in fact, Gotham I had repeatedly requested a meeting between its representatives and that of First Union and a meeting scheduled for December 29 between the two sides was canceled by First Union's management; and

            (e) Mr. Mastandrea asserted that there is "potential damage" to the Trust from the proposal by the Gotham
                 Partnerships while, in fact, there is no damage.

            61. In a series of calculated moves to deny the Gotham Partnerships their rights under federal law and federal proxy rules, First Union has waged a concerted campaign to prejudice shareholders against Gotham I by issuing false and misleading press releases. By its actions in this regard, First Union is conditioning its shareholders to disregard the Gotham Partnerships, their proposal and their nominees.

            62. First Union's public misstatements and omissions following Gotham I's notice of nominations and proposal are materially misleading in violation of Section 14(a) of the '34 Act and the Proxy Rules because they are substantially likely to affect the vote of First Union shareholders at the Annual Meeting.

            63. First Union's material misstatements and omissions have caused and will continue to cause immediate and irreparable harm to the Gotham Partnerships and First Union's shareholders, for which the Gotham Partnerships have no adequate remedy at law.


                               COUNT III
 (Interference with security holder rights to present nominations and proposals, in violation of Section 14(a) of the '34 Act and the SEC Rules promulgated thereunder and Ohio law).

            64. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

            65. The Proxy Rules and Ohio law are designed to permit public securityholders to vote on properly noticed shareholder nominations and proposals at duly noticed meetings of stockholders.

            66. First Union has initiated litigation and is taking other action through which it seeks nullification of Gotham I's shareholder nominations and proposal on grounds antithetical to the purposes of the Proxy Rules and Ohio law.

            67. First Union's efforts to prevent Gotham I from submitting for a stockholder vote its duly noticed nominations and proposal are causing and will continue to cause immediate and irreparable harm to the Gotham Partnerships and First Union's other shareholders, for which the Gotham Partnerships has no adequate remedy at law.

                               COUNT IV
    (Interference with Suffrage Right of Shareholders in violation of Section 14(a) of the '34 Act and the SEC Rules promulgated thereunder and Ohio law)

            68. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

            69. Section 14(a) of the '34 Act and Ohio law prohibit First Union from impermissibly burdening the absolute right of shareholders to vote their shares.

            70. First Union has initiated litigation and engaged in other tactics through which it seeks to strip the Gotham Partnerships of their voting rights, and to prohibit them from being considered "for quorum or voting purposes."

            71. Such effort by First Union to deny the Gotham
Partnerships of their lawful voting rights as shareholders violates
Section 14(a) of the '34 Act and Ohio law.

            72. First Union's effort to deny the Gotham Partnerships suffrage has caused and will continue to cause immediate and irreparable harm to the Gotham Partnerships and First Union shareholders, for which the Gotham Partnerships have no adequate remedy at law.

                                COUNT V
                  (Violation of Declaration of Trust)

            73. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

            74. Section 7.5 of the Declaration of Trust provides that First Union Beneficiaries of record shall be entitled to vote at any meeting of the Beneficiaries.

            75. First Union has initiated litigation and engaged in other tactics through which it seeks to strip the Gotham Partnerships' shares of their voting rights, and to prohibit them from being considered "for quorum or voting purposes."

            76. Such effort by First Union to deny the Gotham
Partnerships their voting rights as shareholders violates the Declaration of Trust.

            77. First Union's effort to deny the Gotham Partnerships suffrage has caused and will continue to cause immediate and irreparable harm to the Gotham Partnerships and First Union shareholders, for which the Gotham Partnerships have no adequate remedy at law.

                               COUNT VI
 (For Breach of Fiduciary Duty Directly Affecting the Gotham Partnerships'
         Individual Rights as Beneficiaries and Stockholders)

            78. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

            79. First Union's management and Trustees have a fiduciary obligation to preserve its assets and to act prudently in taking action on First Union's behalf.

            80. First Union has violated this duty by wasting assets and seeking to entrench the position of First Union's current officers and management in the following respects, among others:

            a) attacking Gotham I's nominations and proposal through unlawful proxy solicitations and through a baseless notice of deficiency in response to Gotham I's nominations and proposal;

            b) authorizing litigation against the Gotham Partnerships aimed at prohibiting a shareholder vote on Gotham I's proposal at the upcoming annual meeting;

            c) pursuing ill-timed, poorly executed and dilutive equity offerings;

            d) paying an excessive amount for Imperial Parking Company and other acquisitions;

            e) refusing to enter into any transaction -- despite the potential for such a transaction to maximize the company's value -- which would replace existing management with a new investor group and management team with the capital and experience to maximize the value of the Company's structure;

            f) authorizing the Osborne lawsuit on the basis of trumped-up charges;

            g) spending at least $1.6 million of the shareholders' money in pursuing the claim and proxy fight against Osborne; and

            h) entering into a "settlement agreement," i.e., greenmail, whereby First Union repurchased for over $7 million 950,000 shares held by Osborne and sold to Osborne or an entity controlled by him two office buildings totaling 400,000 square feet and a 475 space parking garage for $8.8 million, resulting in a loss of $5.6 million to First Union; and provided seller financing for 80% of the purchase price at 8% interest per annum.


            81. As a proximate result of this gross malfeasance and entrenchment, First Union's assets have been wasted and First Union management and Trustees are violating the Gotham Partnerships' rights as Beneficiaries, causing immediate and irreparable harm for which they have no adequate remedy at law.

                               COUNT VII
                        (Declaratory Judgment)

            82. The Gotham Partnerships repeat and reallege the allegations contained in each of the preceding paragraphs as if fully set forth herein.

            83. A real and substantial controversy exists between the Gotham Partnerships and First Union concerning the right of the Gotham Partnerships to make nominations and proposals at the Annual Meeting and to vote as Beneficiaries of the Declaration of Trust.

            84. The Gotham Partnerships are entitled to a declaration of this Court that they have complied with First Union's informational requests and Declaration of Trust and By-Law requirements; that Gotham I is entitled to make its nominations and proposal at the Annual Meeting; that the Gotham Partnerships are entitled to vote thereon; and that Gotham I is entitled to receive, upon request, First Union's records of stockholders to enable it to solicit proxies.

            85. Alternatively, the Gotham Partnerships are entitled to a declaration of this Court that certain requirements of the Declaration of Trust and By-Laws are invalid on their face or as applied under Ohio and federal law and that certain other requirements of the By-Laws are in conflict with the Declaration of Trust.

            86. The Gotham Partnerships are entitled to a declaration of this Court that First Union is required to inform Gotham I sufficiently in advance of the Annual Meeting of any requirements that Gotham I must fulfill to make its nominations and proposal, so that it has adequate time to comply and that First Union's stockholders have adequate time to consider and vote upon Gotham I's nominations and proposal.

            87. The Gotham Partnerships are also entitled to a declaration of this Court that First Union's attempt to apply the Declaration of Trust and By-Law requirements in such a way as to effect a forfeiture of the Gotham Partnerships' multi-million dollar investment, in derogation of federal law, federal proxy rules, Ohio law and in violation of First Union's fiduciary obligations, is invalid and of no force or effect.

                           PRAYER FOR RELIEF
                           -----------------

            WHEREFORE , Plaintiff prays that this Court enter an order:


            (a) preliminarily and permanently enjoining First Union, its directors, Trustees, officers, employees, agents, affiliates, partners, participants and all other persons acting in concert with them, directly or indirectly, from any solicitation of First Union shareholders within the meaning of SEC Rule 14a-1(i) with respect to First Union until First Union has made the proper, complete and requisite filings required by Section 14(a) of the Securities Exchange
                 Act of 1934, 15 U.S.C. Section 78n(a) and the SEC
                 Rules promulgated thereunder, received all SEC clearances with respect to such filings, and for ten days thereafter;

            (b) ordering that First Union make appropriate disclosures to correct all of the false and misleading statements it has heretofore made in its unlawful proxy solicitations, and that thereafter First Union be prohibited from soliciting any proxies for First
                 Union shares for an appropriate period to allow full dissemination of these disclosures to First Union shareholders;

            (c) preliminarily and permanently enjoining First Union from making future false and misleading statements in the course of soliciting proxies for First Union shares;

            (d) enjoining First Union, its directors, officers, Trustees, successors, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them, from taking any steps to impede or frustrate the ability of First Union's stockholders to consider and make their own determination on Gotham I's nominations and proposal or taking any other action to thwart or interfere with the proxy contest, including withholding its records of stockholders;

            (e) enjoining First Union, its directors, officers, successors, Trustees, agents, servants, subsidiaries, employees and attorneys, and all persons acting in concert or participating with them, from taking any actions that would dilute or interfere with the Gotham Partnerships' voting, nomination, and proposal rights or in any other way discriminate against the Gotham Partnerships in the exercise of its rights with respect to its First Union shares;

            (f) declaring and adjudging: (i) that the Gotham Partnerships have complied with First Union's informational requests and Declaration of Trust and By-Law requirements; that Gotham I is entitled to make its nominations and proposal at the Annual Meeting; and that the Gotham Partnerships are entitled to vote thereon; (ii) alternatively declaring and adjudging that First Union is required to inform Gotham I sufficiently in advance of the Annual Meeting of the requirements that Gotham I must fulfill to make its nominations and proposal, so that it has adequate time to comply and that First Union's stockholders have adequate time to consider and vote upon Gotham
                 I's nominations and proposal; or (iii) declaring and adjudging that any unmet requirements of the Declaration of Trust and By-Laws are waived or invalid on their face or as applied under Ohio and federal law;

            (g) declaring and adjudging that First Union's attempt to apply Declaration of Trust and By-Law requirements in an unreasonable way, in derogation of the Gotham Partnerships' federal rights under the proxy rules, and in violation of First Union's fiduciary obligations, is invalid and of no force or effect;

            (h) declaring and adjudging that Gotham I's nominations and proposal may be presented at the Annual Meeting for a vote;

            (i) declaring and adjudging that, upon request, Gotham I is entitled to receive First Union's records of stockholders to enable it to solicit proxies with respect to its nominations and proposal;

            (j) awarding the Gotham Partnerships their costs and disbursements in this action, including reasonable attorneys' fees; and

            (k) granting such other and further relief as the Court deems just and proper.

Dated:   January 30, 1998
         Cleveland, Ohio

OF COUNSEL:                             /s/ Michael J. Garvin
                                        -------------------------------------
                                        David C. Weiner (0013351)
HAHN LOESER & PARKS LLP                 Michael J. Garvin (0025394)

                                        3300 BP America Building
                                        200 Public Square
                                        Cleveland, Ohio 44114-2301
                                        (216) 621-0150


                                                        - and -

OF COUNSEL:                             /s/Alexander R. Sussman
                                        -------------------------------------
FRIED, FRANK, HARRIS, SHRIVER           Alexander R. Sussman(FN1)
  & JACOBSON
                                        25th Floor
                                        One New York Plaza
                                        New York, New York 10004-1980
                                        (212) 859-8000

                                        Attorneys for Plaintiffs


---------
[FN]
1    Application to appear pro hac vice is pending.



                        CERTIFICATE OF SERVICE
                        ----------------------

            A copy of the foregoing Complaint was sent by messenger to Frances Floriano Goins, Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, attorneys for Defendant, this 30th day of January, 1998.


                                          /s/ Michael J. Garvin
                                          -----------------------------------
                                          One of the attorneys for Plaintiffs